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                                  EXHIBIT 99.1

[ILLINOIS SUPERCONDUCTOR CORPORATION LOGO]




       FOR IMMEDIATE RELEASE                       CONTACT:  CYNTHIA QUIGLEY
                                                   PHONE:    (847) 391-9405
                                                   INTERNET: quigley@ilsc.com


                 ILLINOIS SUPERCONDUCTOR REPORTS FOURTH QUARTER
                           AND FULL-YEAR 1999 RESULTS



     Mount Prospect, IL (March 14, 2000) -- Illinois Superconductor Corporation (OTC BB: ISCO), a leading supplier of superconducting filter technology for the wireless telecommunications industry, today reported financial results for the fourth quarter and the year ended December 31, 1999.

     The Company's net revenues in the fourth quarter of 1999 were $452,812, a decrease of 69.9% from the $1.5 million reported in the fourth quarter of 1998. Net revenues for the full 1999 year totaled $2.4 million, a 25.7% decrease from the $3.2 million reported in 1998. All revenues resulted from commercial sales of the Company's high-performance filter products and not from government research contracts.

     For the fourth quarter of 1999, the Company experienced a net loss of $15.3 million, or $1.14 per share, compared to a net loss of $6.1 million, or $0.49 per share, in the fourth quarter of 1998. The net loss in 1999 was largely composed of two non-cash charges pertaining to the Company's previously announced financing activity in the fourth quarter. The first of these was a $672,197 non-cash extraordinary charge related to modifications to the terms of some convertible notes. The second was a non-cash interest charge of $12.0 million related principally to the conversion feature of the convertible notes. A similar charge of $1.5 million of non-cash interest charges was included in the fourth quarter 1998 net loss.




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     Disregarding financing-related activity, the Company experienced a fourth quarter 1999 operating loss of $2.6 million, or $0.20 per share, compared to an operating loss of $4.7 million, or $0.37 per share, in the fourth quarter of 1998. This improvement in operating results was driven by manufacturing efficiencies and cost-cutting programs, primarily in the general and administrative, and sales and marketing areas.

     For the 1999 fiscal year, results followed a similar pattern. Net losses increased over 1998 as a result of non-cash financing-related charges, while operating losses declined. For the 1999 fiscal year, the Company experienced a net loss of $22.7 million, or $1.77 share, compared to a 1998 net loss of $21.9 million, or $1.93 share. The 1999 results include a $745,197 non-cash extraordinary charge related to the senior convertible notes. The full year results include non-cash interest charges of $12.6 million in 1999 and $10.1 million in 1998. Operating losses for the fiscal year were $9.5 million for 1999 compared to $12.0 million for 1998.

     In addition, the Company reported that subsequent to 1999 it has continued to make significant progress in improving its financial position. During 2000, the Company has received approximately $2.7 million of cash from the exercise of various outstanding warrants; approximately $4.3 million principal amount of debt has been converted into equity in accordance with its terms; and the Company has both brought current and dramatically reduced its accounts payable. The financial institutions that provided $2 million of financing in the fourth quarter of 1999 have the right until August 5, 2000 to provide another $4 million on the same terms. At March 7, 2000 the Company had 30,254,915 common shares outstanding and approximately another 66 million shares potentially issuable upon exercise of various outstanding conversion rights, warrants, options and contingent stock awards, including the financial institutions' option to invest $4 million mentioned above and employee equity grants.

     The Company intends to raise additional capital to support and expand its strategic programs. Toward this end, the Company has commenced discussions with investment banks and sources of strategic capital.




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         The Company also confirmed that it has applied for re-listing on
NASDAQ. NASDAQ has requested certain additional information from the Company, which will be forthcoming.

         Dr. George Calhoun, the Company's Chief Executive Officer, said, "These historical results reflect very little of the dramatic change that has recently occurred at Illinois Superconductor Corporation, and of the exciting opportunities we are pursuing. In just a few months, the Company has received renewed support from its financial backers; retained a new CEO; reconstituted its Board of Directors; introduced a new product line incorporating proprietary ATP(TM) (All Temperature Performance) technology (available only with thick-film products); positioned itself to focus on potential opportunities (such as third generation (3G) wireless) for large-scale deployments; and commenced discussions on potential new strategic relationships. We expect that the emerging applications of superconducting filter technology in the wireless industry will ultimately be far more substantial than those of the past."


Statements contained in this news release that are not historical facts are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause the Company's actual results, performance or achievements for 2000 and beyond to differ materially from those expressed in, or implied by, such statements. These important factors include, without limitation, the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged and restrictions imposed on the Company under its existing debt instruments which may adversely affect the Company's ability to finance its future operations, uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company's common stock because of its de-listing from Nasdaq in June 1999; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.






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                      ILLINOIS SUPERCONDUCTOR CORPORTATION
                       CONDENSED STATEMENTS OF OPERATIONS

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


                                                                  THREE MONTHS ENDED                      TWELVE MONTHS ENDED
                                                                      DECEMBER 31,                             DECEMBER 31,
                                                                      ------------                             ------------
                                                   1999                1998                1999                1998
                                               ------------        ------------        ------------        ------------
                                                         UNAUDITED
Net sales                                      $    452,812        $  1,504,497        $  2,408,604        $  3,242,930

Costs and expenses:
   Cost of sales                                  1,831,781           3,582,277           5,923,173           7,047,347
   Research and development                         393,046             953,086           1,757,214           2,934,784
   Selling and marketing                            370,701             599,407           1,581,545           1,847,680
   General and administrative                       487,357           1,031,968           2,617,809           3,370,058
                                               ------------        ------------        ------------        ------------
Total costs and expenses                          3,082,885           6,166,738          11,879,741          15,199,869
                                               ------------        ------------        ------------        ------------
Operating loss                                   (2,630,073)         (4,662,241)         (9,471,137)        (11,956,939)

Other income (expense):
   Interest income                                   10,620             163,017              98,194             354,738
   Non-cash interest expense on Senior
     convertible notes                          (12,007,223)         (1,540,401)        (12,608,355)        (10,101,401)
   Other interest expense                           (18,131)            (61,442)            (26,390)           (146,518)
   Other income, net
                                                      5,230                  --              36,623                  --
                                               ------------        ------------        ------------        ------------
                                                (12,009,504)         (1,438,826)        (12,499,928)         (9,893,181)
                                               ------------        ------------        ------------        ------------

Loss before extraordinary item                  (14,639,577)         (6,101,067)        (21,971,065)        (21,850,120)
Extraordinary item - debt extinguishment           (672,197)                 --            (745,197)
                                               ------------        ------------        ------------        ------------

Net loss                                        (15,311,774)         (6,101,067)        (22,716,262)        (21,850,120)
Preferred Stock dividends
                                                         --                  --                  --             (61,834)
                                               ------------        ------------        ------------        ------------
Net loss plus Preferred Stock dividends        $(15,311,774)       $ (6,101,067)       $(22,716,262)       $(21,911,954)
                                               ============        ============        ============        ============

Basic and diluted loss per common share
  before extraordinary item                    $      (1.09)       $      (0.49)       $      (1.71)       $      (1.93)
Extraordinary item - debt extinguishment
                                                      (0.05)                 --               (0.06)                 --
                                               ============        ============        ============        ============
Basic and diluted loss per common share        $      (1.14)       $      (0.49)       $      (1.77)       $      (1.93)
                                               ============        ============        ============        ============

Weighted average number of common
  shares outstanding                             13,390,777          12,557,344          12,841,497          11,345,540
                                               ============        ============        ============        ============

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